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                                                                    EXHIBIT 99.1

PMI Announces Proposed Private Offering of Senior Convertible Debentures

SAN FRANCISCO, July 9 -- The PMI Group, Inc. (NYSE: PMI) announced today that it that it intends, subject to market and other conditions, to raise a total of approximately $300 million gross proceeds through a private offering of Senior Convertible Debentures due 2021. The Company stated that it expects that the terms of the offering will include an overallotment option for up to an additional $60 million principal amount of Senior Convertible Debentures. The offering will be made only to qualified institutional buyers. The Company stated that it intends to use the net proceeds of the offering for repayment or retirement of existing indebtedness and for general corporate purposes.

The Company expects that the Senior Convertible Debentures will be convertible into shares of its common stock if the sale price of its common stock exceeds specified levels or in certain other circumstances. In addition, the Company expects that the debentures will be redeemable at the Company's option beginning in 2006, and that the holders may require the Company to repurchase the debentures on specified dates in 2004, 2006, 2008, 2011 or 2016, and in certain other circumstances. The Company anticipates that the debentures will pay additional contingent interest in specified circumstances.

The PMI Group, Inc. is headquartered in San Francisco. Through its subsidiaries, PMI is one of the largest private mortgage insurers in the United States, Australia, New Zealand and the European Union as well as the largest mortgage guaranty reinsurer in Hong Kong. PMI is a leader in mortgage risk management technology providing various products and services for the home mortgage finance industry as well as title insurance.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement: The Company's statements in this press release that are not historical facts, and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include PMI's intention to raise proceeds through the offering and sale of senior convertible debentures, the intended use of proceeds and the anticipated terms of such debentures. There can be no assurance that PMI will complete the offering on the anticipated terms or at all. PMI's ability to complete the offering will depend, among other things, on market conditions. In addition, PMI's ability to complete this offering and PMI's business are subject to the risks described in the Company's filings with the Securities and Exchange Commission.